EXHIBIT 8.1

November 5, 2009

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Re:	MAGELLAN MIDSTREAM PARTNERS, L.P. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel for Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), respecting the offer and sale by the Partnership from time to time pursuant to Rule 415 under the Securities Act of (i) common units representing limited partner interests in the Partnership and (ii) unsecured debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness. We have also participated in the preparation of a prospectus (the “Prospectus”) forming part of the Registration Statement to which this opinion is an exhibit. In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Prospectus (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Prospectus. In addition, we are of the opinion that the federal income tax discussion in the Prospectus with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in such Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act.

Sincerely,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com